Exhibit 99.1

China Jo-Jo Drugstores, Inc. Receives Delisting Notice from NASDAQ

HANGZHOU, China--(PR NEWS WIRE)--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in China, today announced that on May 9, 2013, it was notified by The NASDAQ Stock Market LLC (“NASDAQ”), notifying it of its failure to maintain a minimum closing bid price of $1.00 over the then preceding 30 consecutive trading days for its common stock as required by NASDAQ Listing Rule 5550(a)(2).  The Company has until November 5, 2013, to regain compliance.

The Company intends to actively monitor the bid price for its common stock between now and November 5, 2013, and will consider available options to resolve the deficiency and regain compliance with the minimum bid price requirement.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People’s Republic of China. As of March 31, 2013, the Company has 52 retail pharmacies throughout Zhejiang Province and Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts

China Jo-Jo Drugstores, Inc.
Ming Zhao
Chief Financial Officer
Tel: (561) 372-5555
Email: frank.zhao@jojodrugstores.com